EXHIBIT 10.21

AMENDMENT

Current CRADA Terms

CRADA#: 01303 Effective Date: 12/14/01 Executed Date: 12/14/01 Orig. Term (mo): 60 Total Term (mo): 120 Expirations: 12/14/2006	Term extension(s) (mo): 60	NIH PI: Steven A. Rosenberg IC DIV LAB: NCI CCR SB Collaborating PI: Richard L. Taney Collaborator: Delcath Systems, Inc.
Title: Amendment No. 3 to Extend the Cooperative Research and Development Agreement for the Development of the "Delcath System" for the Delivery of Chemotherapeutics in the Treatment of Cancer

New CRADA Terms
The purpose of this amendment is to change certain terms of the above referenced Cooperative Research and Development
Agreement. These changes are reflected below and except for these changes and those of any previous amendments, all other provisions remain in full force and effect. Two originals of this amendment are provided for execution--one is to remain with NCI and the other with the collaborator.

PHS and the Delcath Systems, Inc. (the "Parties") hereby agree to amend CRADA no. 01303, identified above, as follows:

Amendment #3

1) The term of the CRADA is extended to an additional five (5) years (December 14, 2006 - December 14, 2011).
2) All previous CRADA amendments are incorporated into this revised CRADA.
3) Research will continue as set forth in the Research Plan, attached as Appendix A of the revised CRADA.
4) The financial and staffing contributions of the Parties are set forth in Appendix B of the revised CRADA.
5) Exceptions or modifications to this CRADA are set forth in Appendix C of the revised CRADA.

ACCEPTED AND AGREED TO:

Surgery Branch	Delcath Systems, Inc.
/s/Anna D. Barker	/s/Richard Taney
Anna D. Barker, Ph.D.	Richard L. Taney, J.D.
Deputy Director for Advanced Technologies and Strategic Partnerships	Chief Executive Officer
2/23/07	3/29/07
Date	Date

PUBLIC HEALTH SERVICE

COOPERATIVE  RESEARCH AND DEVELOPMENT AGREEMENT

This Cooperative Research and Development Agreement, hereinafter referred to as the “CRADA,” consists of this Cover Page, an attached Agreement, and various Appendices referenced in the Agreement.  This Cover Page serves to identify the Parties to this CRADA:

(1)  the following Bureau(s), Institute(s), Center(s) or Division(s) of the National Institutes of Health (“NIH”), the Food and Drug Administration (“FDA”), and the Centers for Disease Control and Prevention (“CDC”): National Cancer Institute, hereinafter singly or collectively referred to as the Public Health Service (“PHS”); and

(2) Delcath Systems, Inc.,	which has offices at
1100 Summer Street, 3rd Floor
Stamford, Connecticut 06905
hereinafter referred to as the “Collaborator.”

COOPERATIVE  RESEARCH AND DEVELOPMENT AGREEMENT

Article 1.    Introduction

This Cooperative Research and Development Agreement (CRADA) between PHS and the Collaborator will be effective when signed by all Parties.  The research and development activities which will be undertaken by each of the Parties in the course of this CRADA are detailed in the Research Plan (RP) which is attached as Appendix A.  The funding and staffing commitments of the Parties are set forth in Appendix B.  Any exceptions or changes to the CRADA are set forth in Appendix C.  This CRADA is made under the authority of the Federal Technology Transfer Act, 15 U.S.C. § 3710a, and is governed by its terms.

Article 2.  Definitions

As used in this CRADA, the following terms shall have the indicated meanings:

2.1
“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator.  For this purpose, “control” means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock or at least fifty (50) percent interest in the income of such corporation or other business.

2.2
“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into by PHS pursuant to the Federal Technology Transfer Act of 1986, as amended, 15 U.S.C. § 3710a et seq. and Executive Order 12591 of October 10, 1987.

2.3	“Government” means the Government of the United States as represented through the PHS agency that is a Party to this agreement.

2.4	“IP” means intellectual property.

2.5
“Invention” means any invention or discovery which is or may be patentable or otherwise protected under Title 35, United States Code, or any novel variety or plant which is or may be protectable under the Plant Variety Protection Act (7 U.S.C. § 2321 et seq.).

2.6	“Principal Investigator(s)” or “PIs” means the persons designated respectively by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the RP.

2.7	“Proprietary/Confidential Information” means confidential scientific, business, or financial information provided that such information does not include:

2.7.1	information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;
2.7.2	information which has been made available by its owners to others without a confidentiality obligation;
2.7.3	information which is already known by or available to the receiving Party without a confidentiality obligation; or
2.7.4	information which relates to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of the Research Plan of this CRADA.

2.8	“Research Materials” means all tangible materials other than Subject Data first produced in the performance of this CRADA.

2.9	“Research Plan” or “RP” means the statement in Appendix A of the respective research and development commitments of the Parties to this CRADA.

2.10	“Subject Invention” means any Invention of the Parties, conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA.

2.11	“Subject Data” means all recorded information first produced in the performance of this CRADA by the Parties.

Article 3.  Cooperative Research

3.1
Principal Investigators.  PHS research work under this CRADA will be performed by the PHS laboratory identified in the RP, and the PHS Principal Investigator (PI) designated in the RP will be responsible for the scientific and technical conduct of this project on behalf of PHS.  Also designated in the RP is the Collaborator PI who will be responsible for the scientific and technical conduct of this project on behalf of the Collaborator.

3.2	Research Plan Change. The RP may be modified by mutual written consent of the Principal Investigators. Substantial changes in the scope of the RP will be treated as amendments under Article 13.6.

Article 4.  Reports

4.1
Interim Reports.  The Parties shall exchange formal written interim progress reports on a schedule agreed to by the PIs, but at least within twelve (12) months after this CRADA becomes effective and at least within every twelve (12) months thereafter.  Such reports shall set forth the technical progress made, identifying such problems as may have been encountered and establishing goals and objectives requiring further effort, any modifications to the Research Plan pursuant to Article 3.2, and identify Subject Inventions pursuant to Article 6.1.

4.2	Final Reports. The Parties shall exchange final reports of their results within four (4) months after completing the projects described in the RP or after the expiration or termination of this CRADA.

Article 5.  Financial and Staffing Obligations

5.1
PHS and Collaborator Contributions. The contributions of the Parties, including payment schedules, if applicable, are set forth in Appendix B.  PHS shall not be obligated to perform any of the research specified herein or to take any other action required by this CRADA if the funding is not provided as set forth in Appendix B.  PHS shall return excess funds to the Collaborator when it sends its final fiscal report pursuant to Article 5.2, except for staffing support pursuant to Article 10.3.  Collaborator acknowledges that the U.S. Government will have the authority to retain and expend any excess funds for up to one (1) year subsequent to the expiration or termination of the CRADA to cover any costs incurred during the term of the CRADA in undertaking the work set forth in the RP.

5.2
Accounting Records.  PHS shall maintain separate and distinct current accounts, records, and other evidence supporting all its obligations under this CRADA, and shall provide the Collaborator a final fiscal report pursuant to Article 4.2.

5.3
Capital Equipment.  Equipment purchased by PHS with funds provided by the Collaborator shall be the property of PHS.  All capital equipment provided under this CRADA by one party for the use of another Party remains the property of the providing Party unless other disposition is mutually agreed upon by in writing by the Parties.  If title to this equipment remains with the providing Party, that Party is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

Article 6.  Patent Applications

6.1
Reporting.  The Parties shall promptly report to each other in writing each Subject Invention and any patent applications filed thereon resulting from the research conducted under this CRADA that is reported to them by their respective employees.  Each Party shall report all Subject Inventions to the other Party in sufficient detail to determine inventorship.  Such reports shall be treated as Proprietary/Confidential Information in accordance with Article 8.4.

6.2
Filing of Patent Applications. Each party shall be responsible for filing patent or other IP applications in a timely manner and at its own expense and after consultation with the other Party.  The Parties will consult and mutually determine a filing strategy for jointly owned subject inventions.

6.3
Patent Expenses.  The expenses attendant to the filing of patent or other IP applications generally shall be paid by the Party filing such application.  If an exclusive license to any Subject Invention is granted to the Collaborator, the Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing, prosecution and maintenance of any applications claiming such exclusively licensed inventions and any patents or other IP grants that may issue on such applications.  The Collaborator may waive its exclusive license rights on any application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that application, patent or IP grant.

6.4
Prosecution of Intellectual Property Applications.  Within one month of receipt or filing, each Party shall provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications.  Each Party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office.  Where licensing is contemplated by Collaborator, the Parties agree to consult with each other with respect to the prosecution of applications for PHS Subject Inventions and joint Subject Inventions.  If the Parties agree that Collaborator shall file and prosecute IP applications on joint Subject Inventions, then Collaborator agrees to grant PHS an associate power of attorney (or its equivalent) on such IP applications.

Article 7.  Licensing

7.1
Option for Commercialization License.  With respect to Government IP rights to any Subject Invention not made solely by the Collaborator's employees for which a patent or other IP application is filed, PHS hereby grants to the Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license, which is substantially in the form of the appropriate model PHS license agreement.  This option does not apply to Subject Inventions conceived prior to the effective date of this CRADA that are reduced to practice under this CRADA, if prior to that reduction to practice, PHS has filed a patent application on the invention and has licensed it or offered to license it to a third party.  The terms of the license will fairly reflect the nature of the invention, the relative contributions of the Parties to the invention and the CRADA, the risks incurred by the Collaborator and the costs of subsequent research and development needed to bring the invention to the marketplace.  The field of use of the license will be commensurate with the scope of the RP.

7.2
Exercise of License Option.  The option of Article 7.1 must be exercised by written notice mailed within three (3) months after either (i) Collaborator receives written notice from PHS that the patent or other IP application has been filed; or (ii) the date Collaborator files such IP application.  Exercise of this option by the Collaborator initiates a negotiation period that expires nine (9) months after the exercise of the option.  If the last proposal by the Collaborator has not been responded to in writing by PHS within this nine (9) month period, the negotiation period shall be extended to expire one (1) month after PHS so responds, during which month the Collaborator may accept in writing the final license proposal of PHS.  In the absence of such acceptance, or an extension of the time limits by PHS, PHS will be free to license such IP rights to others.  In the event that the Collaborator elects the option for an exclusive license, but no such license is executed during the negotiation period, PHS agrees not to make an offer for an exclusive license on more favorable terms to a third party for a period of six (6) months without first offering Collaborator those more favorable terms. These times may be extended at the sole discretion of PHS upon good cause shown in writing by the Collaborator.

7.3
License for PHS Employee Inventions and Joint Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for Subject Inventions made under this CRADA by a PHS employee(s) or jointly by such employee(s) and employees of the Collaborator and licensed pursuant to the option of Article 7.1, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government.  In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

7.4
License in Collaborator Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(2), for inventions made solely by Collaborator employees under this CRADA, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.5
Third Party License.  Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants an exclusive license to a Subject Invention made wholly by PHS employees or jointly with a Collaborator under this CRADA, the Government shall retain the right to require the Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself.  The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Collaborator; or (iii) the Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B).  The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.6
Joint Inventions Not Exclusively Licensed.  In the event that the Collaborator does not acquire an exclusive commercialization license to IP rights in all fields in joint Subject Inventions then each Party shall have the right to use the joint Subject Invention and to license its use to others in all fields not exclusively licensed to Collaborator.  The Parties may agree to a joint licensing approach for such IP rights.

Article 8.  Proprietary Rights and Publication

8.1
Right of Access.  PHS and the Collaborator agree to exchange all Subject Data produced in the course of research under this CRADA.  Research Materials will be shared equally by the Parties to the CRADA unless other disposition is agreed to by the Parties.  All Parties to this CRADA will be free to utilize

 Subject Data and Research Materials for their own purposes, consistent with their obligations under this CRADA.

8.2
Ownership of Subject Data and Research Materials.  Subject to the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.3, the producing Party will retain ownership of and title to all Subject Inventions, all Subject Data and all Research Materials produced solely by their investigators.  Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned.

8.3
Dissemination of Subject Data and Research Materials.  To the extent permitted by law, the Collaborator and PHS agree to use reasonable efforts to keep Subject Data and Research Materials confidential until published or until corresponding patent applications are filed.  Any information that would identify human subjects of research or patients will always be maintained confidentially.  To the extent permitted by law, the Collaborator shall have the exclusive right to use any and all CRADA Subject Data in and for any regulatory filing by or on behalf of Collaborator, except that PHS shall have the exclusive right to use Subject Data for that purpose, and authorize others to do so, if the CRADA is terminated or if Collaborator abandons its commercialization efforts.  Collaborator acknowledges the basic research mission of the PHS, and agrees that after publication, PHS may make unpatented research materials arising out of this CRADA available to third parties for further research.

8.4
Proprietary/Confidential Information.  Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information.  Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party.  Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan.  Any Party may object to the designation of information as Proprietary/Confidential Information by another Party.  Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP.  The exchange of other confidential information, e.g., patient-identifying data, should be similarly limited and treated.  Jointly developed Subject Data and Research Material derived from the Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

8.5
Protection of Proprietary/Confidential Information.  Proprietary/Confidential Information shall not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning Party except as required under court order or the Freedom of Information Act (5 U.S.C. § 552).  Each Party agrees to use its best efforts to maintain the confidentiality of Proprietary/Confidential Information.  Each Party agrees that the other Party is not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, the other Party in possession of the Proprietary/Confidential Information determines may not be lawfully withheld, provided the concerned Party has been given an opportunity to seek a court order to enjoin disclosure.

8.6
Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary Information as defined in Article 2.7 or three (3) years after the expiration or termination date of this CRADA.  The Collaborator may request an extension to this term when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

8.7
Publication.  The Parties are encouraged to make publicly available the results of their research.  Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data or Research Materials, the other Party shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary/Confidential Information is protected.  The publication or other disclosure shall be delayed for up to thirty (30) additional days upon written request by any Party as necessary to preserve U.S. or foreign patent or other IP rights.

Article 9.  Representations and Warranties

9.1	Representations and Warranties of PHS. PHS hereby represents and warrants to the Collaborator that the official signing this CRADA has authority to do so.

9.2	Representations and Warranties of the Collaborator.

(a)  The Collaborator hereby represents and warrants to PHS that the Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that the Collaborator's official signing this CRADA has authority to do so.  The Collaborator further represents that it is financially able to satisfy any funding commitments made in Appendix B.

(b)  The Collaborator certifies that the statements herein are true, complete, and accurate to the best of its knowledge.  The Collaborator is aware that any false, fictitious, or fraudulent statements or claims may subject it to criminal, civil, or administrative penalties.

Article 10.  Termination

10.1
Termination By Mutual Consent.  PHS and the Collaborator may terminate this CRADA, or portions thereof, at any time by mutual written consent.  In such event the Parties shall specify the disposition of all property, inventions, patent or other IP applications and other results of work accomplished or in progress, arising from or performed under this CRADA, all in accordance with the rights granted to the Parties under the terms of this Agreement.

10.2
Unilateral Termination.  Either PHS or the Collaborator may unilaterally terminate this entire CRADA at any time by giving written notice at least thirty (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 10.1, except that PHS may, at its option, retain funds transferred to PHS prior to unilateral termination by Collaborator for use in completing the Research Plan solely or with another partner.

10.3
Staffing.  If this CRADA is mutually or unilaterally terminated prior to its expiration, funds will nevertheless remain available to PHS for continuing any staffing commitment made by the Collaborator pursuant to Article 5.1 above and Appendix B, if applicable, for a period of six (6) months after such termination.  If there are insufficient funds to cover this expense, the Collaborator agrees to pay the difference.

10.4
New Commitments.  No Party shall make new commitments related to this CRADA after a mutual termination or notice of a unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

10.5
Termination Costs.  Concurrently with the exchange of final reports pursuant to Articles 4.2 and 5.2, PHS shall submit to the Collaborator for payment a statement of all costs incurred prior to the date of termination and for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned property, for which Collaborator shall be responsible.

Article 11.  Disputes

11.1
Settlement.  Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators shall be submitted jointly to the signatories of this CRADA.  If the signatories are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) shall propose a resolution.  Nothing in this Article shall prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2
Continuation of Work.  Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the direction of the PHS signatory.

Article 12.  Liability

12.1
Property.  The U.S. Government shall not be responsible for damages to any Collaborator property provided to PHS, where Collaborator retains title to the property, or any property acquired by Collaborator for its own use pursuant to this CRADA.

12.2
NO WARRANTIES.  EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR PRODUCT.

12.3
Indemnification.  The Collaborator agrees to hold the U.S. Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by the Collaborator for any purpose of the Subject Data, Research Materials and/or Subject Inventions produced in whole or part by PHS employees under this CRADA, unless due to the negligence or willful misconduct of PHS, its employees, or agents.  The Collaborator shall be liable for any claims or damages it incurs in connection with this CRADA.  PHS has no authority to indemnify the Collaborator.

12.4
Force Majeure.  Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence.  In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Party.  It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.  Miscellaneous

13.1
Governing Law.  The construction, validity, performance and effect of this CRADA shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia.  Federal law and regulations will preempt any conflicting or inconsistent provisions in this CRADA.

13.2	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.3
Headings.  Titles and headings of the articles and subarticles of this CRADA are for convenient reference only, do not form a part of this CRADA, and shall in no way affect its interpretation.  The PHS component that is the Party for all purposes of this CRADA is the Bureau(s), Institute(s), Center(s) or Division(s) listed on the Cover Page herein.

13.4
Waivers.  None of the provisions of this CRADA shall be considered waived by any Party unless such waiver is given in writing to the other Party.  The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

13.6
Amendments.  If either Party desires a modification to this CRADA, the Parties shall, upon reasonable notice of the proposed modification or extension by the Party desiring the change, confer in good faith to determine the desirability of such modification or extension.  Such modification shall not be effective until a written amendment is signed by the signatories to this CRADA or by their representatives duly authorized to execute such amendment.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

13.8
Notices.  All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party.  Notices regarding the exercise of license options shall be made pursuant to Article 7.2.  Any Party may change such address by notice given to the other Party in the manner set forth above.

13.9
Independent Contractors.  The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners.  Each Party shall maintain sole and exclusive control over its personnel and operations.  Collaborator employees who will be working at PHS facilities may be asked to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

13.10
Use of Name or Endorsements.  By entering into this CRADA, PHS does not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this CRADA or to any patent or other IP license or agreement which implements this CRADA by its successors, assignees, or licensees.  The Collaborator shall not in any way state or imply that this CRADA is an endorsement of any such product or service by the U.S. Government or any of its organizational units or employees.  Collaborator issued press releases that reference or rely upon the work of PHS under this CRADA shall be made available to PHS at least 7 days prior to publication for review and comment.

13.11	Exceptions to this CRADA. Any exceptions or modifications to this CRADA that are agreed to by the Parties prior to their execution of this CRADA are set forth in Appendix C.

13.12	Reasonable Consent. Whenever a Party's consent or permission is required under this CRADA, such consent or permission shall not be unreasonably withheld.

Article 14.  Duration of Agreement

14.1
Duration.  It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds.  In no case will the term of this CRADA extend beyond the term indicated in the RP unless it is revised in accordance with Article 13.6.

14.2	Survivability. The provisions of Articles 4.2, 5-8, 10.3-10.5, 11.1, 12.2-12.4, 13.1, 13.10 and 14.2 shall survive the termination of this CRADA.

SIGNATURES BEGIN ON THE FOLLOWING PAGE

SIGNATURES

FOR PHS:
/s/Anna D. Barker	2/27/07
Anna D. Barker, Ph.D.	Date
Deputy Director for Advanced Technologies and Strategic Partnerships, NCI

Mailing Address for Notices:
NCI Technology Transfer Branch
6120 Executive Blvd, EPS Suite 450
Rockville, MD 20852
(301) 496-0477
(301) 402-2117 (Facsimile)

FOR THE COLLABORATOR:
/s/Richard L. Taney	3/29/07
Richard L. Taney	Date
Chief Executive Officer

Delcath Systems, Inc.
1100 Summer Street, 3rd Floor
Stamford, Connecticut 06905
(203) 323-8668
(203) 961-0120

CONFIDENTIAL TREATMENT
[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission.

APPENDIX A

RESEARCH  PLAN

Title of CRADA

Cooperative Research and Development Agreement for the Development of the "Delcath System" for the Delivery of Chemotherapeutics in the Treatment of Cancer

NCI Principal Investigator
Steven A. Rosenberg, M.D., Ph.D.
Surgery Branch
Center for Cancer Research, NCI

Collaborator Principal Investigator
Richard L. Taney
Chief Executive Officer
Delcath Systems, Inc.

Term of CRADA Extension
Five (5) years from the expiration of the original CRADA term (12/14/2001 - 12/14/2006; upon amendment to expire 12/14/2011)

Conflict of Interest Information
See attached Conflict of Interest and Fair Access Survey form.

Goals of this CRADA Amendment No. 3

The principal goal of this CRADA is to continue the development of a novel form of regional cancer therapy by designing clinical protocols utilizing the “Delcath System” to regionally deliver chemotherapeutics to patients with unresectable malignancies confined to an organ or region of the body.  The “Delcath System” is a proprietary delivery device in which one or more therapeutic agents are infused into the artery of a target organ and then organ venous blood is collected, filtered to remove the therapeutic agent and eliminate unnecessary systemic exposure and toxicity (hemofiltration), and then returned to the systemic circulation.  The clinical evaluation of this regional therapy began with a Phase 1 trial to determine the dose limiting toxicity and maximum safe tolerated dose of the therapeutic agent, melphalan.  This trial was successfully completed and has led to the initiation of a Phase 2 protocol in addition to a Phase 3 random-assignment protocol with metastatic melanoma.  This Phase 3 trial has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA).

The subject of this CRADA is strictly limited to the development of anticancer therapies using the Delcath System to administer commercially available chemotherapeutics.   However, the use and development of other commercially available chemotherapeutics alone or not in combination with the Delcath System is not the subject of this CRADA.

Introduction

The NCI Surgery Branch has conducted a number of clinical research activities related to the regional treatment of unresectable cancers confined to the liver, limb, and peritoneal cavity. The Delcath System represents a novel additional method of regionally treating unresectable hepatic neoplasms, as well as other organ neoplasms, which may provide substantial benefit to patients afflicted with these conditions.  The Surgery Branch has carried out clinical activities related to this CRADA relating to regional treatments including isolated limb perfusion for in-transit melanoma or unresectable extremity sarcoma, isolated hepatic perfusion for unresectable malignancies confined to the liver, and continuous hyperthermic peritoneal perfusion for the treatment of cancers confined to this region.  In addition, Dr. Steven A. Rosenberg has extensive experience in conducting clinical trials for the development of treatments involving a number of primary and metastatic cancers including melanoma, kidney, pancreatic and liver.

Delcath Systems, Inc. has actively supported clinical research trials evaluating the proprietary Delcath System which allows regional administration of high dose chemotherapeutics to the liver with hepatic venous hemofiltration to eliminate or reduce the amount of systemic exposure of the agent. This device had been clinically applied using 5-fluorouracil and doxorubicin (these studies were conducted by the company and are outside the scope of this CRADA) and the NCI has recently established an extensive experience utilizing this system for the regional administration of melphalan hydrochloride.

Background

Primary or metastatic unresectable cancers confined to the liver represent a significant clinical problem.  For example, in the United States approximately 140,000 individuals per year are afflicted with colorectal cancer of whom 10% - 20% will develop unresectable metastases confined largely or solely to the liver.  Previously, combination systemic chemotherapy has an overall response rate of approximately 39% and a duration of response of only 7 months (1).  Recent data utilizing Avastin in combination with traditional multidrug regimens have resulted in response rates greater than 50% with an increased duration of response up to 10 months for patients with metastatic colon cancer (8).  Recurrence, however, is the rule, and second line therapies continue to show response rates approximately 10% (9).  A number of regional therapies are under clinical evaluation and share the common advantage of delivering intensive therapy to the cancer bearing organ of the body while limiting unnecessary systemic exposure and toxicity from the therapeutic agents (2).  In general, regional therapies have considerably higher response rates than best available systemic treatments yet none have sufficient efficacy to be considered standard therapy for patients afflicted with this condition. The various types of regional therapies in clinical development include hepatic artery infusion of chemotherapy, local ablative therapy such as cryotherapy, and isolated hepatic perfusion.  Each of these treatments have particular advantages and disadvantages and new approaches for the treatment of unresectable hepatic malignancies are clearly warranted.

Hepatic arterial infusion of chemotherapy in combination with hemofiltration of the hepatic venous effluent using percutaneously positioned catheters is a novel strategy that may allow for dose intensive treatment with chemotherapy to be delivered to a cancer burdened liver while eliminating by hemofiltration the agent before the blood returns to the systemic circulation.  The initial studies using this approach have been conducted using a proprietary system developed by Delcath with the agents 5-fluorouracil and doxorubicin (3,4).  There is considerable interest in the development of new regional therapies for unresectable cancers of the liver in the Surgery Branch and previous clinical trials have focused on the development of isolated hepatic perfusion (IHP) with melphalan hydrochloride hyperthermia and tumor necrosis factor (5, 6, 7).  However, treatment using IHP is complex and patients must undergo a major operative procedure in order to receive therapy. Clearly any technique that could simplify regional delivery of chemotherapeutics to the liver while avoiding the need for a major operative procedure would have clear advantages.  Phase 1 and early Phase 2 data support the use of this technology in place of IHP for patients with metastatic ocular melanoma and neuroendocrine tumors, along with selected patients with hepatic metastases from colorectal cancers.

Progress Report for this CRADA

Clinical Trials Conducted by the Surgery Branch Under This CRADA:

1) NCI #01-C-0215 entitled “A Phase I Study of Hepatic Arterial Infusion of Escalating Dose Melphalan with Venous Filtration for Unresectable Cancers of the Liver.”

2) NCI # 04-C-0273 entitled "A Phase II Study of Hepatic Arterial Infusion of Melphalan With Venous Filtration Via Peripheral Hepatic Perfusion (PHP) for Unresectable Primary and Metastatic Cancers of the Liver."

2) NCI # 06-C-0088 entitled "A Random-Assignment Study of Hepatic Arterial Infusion of Melphalan with Venous Filtration via Peripheral Hepatic Perfusion (PHP) (Delcath System) Versus Best Alternative Care for Ocular and Cutaneous Melanoma Metastatic to the Liver."

Prior to the initiation of NCI #01-C-0215, a Phase 1 trial, Delcath and NCI conducted preclinical testing of [ *** ] and determined [*** ] likely to be achieved in clinical use.  [ *** ] analysis of [ *** ] performed during the Phase 1 study revealed [ *** ].  As a result of patient referral and protocol accrual patterns within the Surgery Branch, a significant number of patients treated on a Phase1 trial, had melanoma metastatic to the liver.  Although response rate and overall survival were not designed endpoints of the trial (an overall tumor response rate of 55% was noted in patients with metastatic melanoma and 50% response rate in patients with metastatic pancreatic neuroendocrine tumors), the large percentage of patients with this diagnosis allowed the Surgery Branch to establish confidence in the Delcath System with melphalan in the treatment of this disease, and allowed the company to apply for, and be granted, Fast Track status by the FDA.

A Phase 2 study is currently being conducted in patients with primary and metastatic hepatic malignancies, stratified into three cohorts: primary hepatic tumors (hepatocellular carcinoma and cholangiocarcinoma), metastatic adenocarcinoma of gastrointestinal origin, and metastatic pancreatic neuroendocrine tumors.  At present, the most rapidly accruing arm is that for patients with [*** ].

Pursuant to discussions with the FDA, a Phase 3 random-assignment trial comparing the Delcath system to the best available care for patients with unresectable melanoma metastatic to the liver was initiated at the NCI in 2006.  The accrual goal of this trial is 92 patients and the Surgery Branch is awaiting IRB approval to transition this into a multi-center trial under the direction of the NCI and Delcath Corp.   To date, eight patients have been enrolled in the intramural trial.

Surgery Branch Publications Under This CRADA:

See Reference no. 10 below.

REFERENCES

1.           Saltz, L.B., Cox, J.V., Blanke, C., Rosen, L.S., Fehrenbacher, L., Moore, M.J., Maroun, J.A., Ackland, S.P., Locker, P.K., Pirotta, N., Elfring, G.L., and Miller, L.L. Irinotecan plus fluorouracil and leucovorin for metastatic colorectal cancer. Irinotecan Study Group.  N.Engl.J.Med., 343: 905-914, 2000.

2.           Alexander, H.R., Jr., Allegra, C.J., and Lawrence, T.S. Metastatic Cancer to the Liver. In: V.T. DeVita, Jr., S. Hellman and S.A. Rosenberg (eds.), Cancer: Principles and Practice of Oncology, pp. 2690-2713, Philadelphia: Lippincott Williams & Wilkins. 2001.

3.           Ravikumar TS and Dixon K Isolated liver perfusion for liver metastases: pharmacokinetic advantage?  Surg.Oncol.Clin.N.Am., 5: 443-449, 1996.

4.           Ravikumar, T.S., Pizzorno, G., Bodden, W., Marsh, J., Strair, R., Pollack, J., Hendler, R., Hanna, J., and D'Andrea, E. Percutaneous hepatic vein isolation and high-dose hepatic arterial infusion chemotherapy for unresectable liver tumors.  J Clin Oncol, 12: 2723-2736, 1994.

5.           Bartlett, D.L., Libutti, S.K., Figg, W.D., Fraker, D.L., and Alexander, H.R. Isolated hepatic perfusion for unresectable hepatic metastases from colorectal cancer.  Surgery, 129: 176-187, 2001.

6.           Alexander, H.R., Jr., Bartlett, D.L., Libutti, S.K., Fraker, D.L., Moser, T., and Rosenberg, S.A. Isolated hepatic perfusion with tumor necrosis factor and melphalan for unresectable cancers confined to the liver.  J.Clin.Oncol., 16: 1479-1489, 1998.

7.           Alexander, H. R. Jr. and Weinreich, D. M. Treatment of Unresectable Cancers Confined to Liver Using Vascular Isolation and Perfusion. 15(4). 2001.  Lippincott Williams & Wilkins.

8.           Hurwitz H, Fehrenbacher L, Novotny W, et al.  Bevacizumab plus irinotecan, fluorouracil, and leucovorin for metastatic colorectal cancer. N Engl J Med. 2004 Jun 3;350(23):2335-42.

9.           Tournigand C, Andre T, Achille E, Lledo G, Flesh M, Mery-Mignard D, Quinaux E, Couteau C, Buyse M, Ganem G, Landi B, Colin P, Louvet C, de Gramont A. FOLFIRI followed by FOLFOX6 or the reverse sequence in advanced colorectal cancer: a randomized GERCOR study.  J Clin Oncol. 2004 Jan 15;22(2):229-37.

10.           Pingpank JF, Libutti SK, Chang R, Wood BJ, Neeman Z, Kam AW, Figg WD, Zhai S, Beresnev T, Steinberg SM, Seidel GD, Alexander HR.  A Phase I study of hepatic arterial melphalan infusion and hepatic venous hemofiltration using percutaneously placed catheters in patients with unresectable hepatic malignancies.  J Clin Oncol 2005;23:3465-3474.

Work Scope of the Proposed Crada Between Surgery Branch, NCI and Delcath

I.  Complete a Delcath System-based Phase 2 treatment protocol for the regional therapy of hepatic tumors including primary hepatic tumors and metastases from gastrointestinal adenocarcinomas and tumors of neuroendocrine lineage.

a.
The NCI SB is currently conducting a 3-arm Phase 2 trial utilizing the Delcath System to deliver melphalan for regional therapy of organs.  This study is using melphalan hydrochloride administered as a 30 minute infusion into the hepatic artery with hepatic venous hemofiltration using the Delcath System to determine efficacy of melphalan against hepatic metastases from each of these histologies when  administered in this manner. Pharmacokinetic (pk) analyses will be performed by NCI SB to determine hepatic and total clearance of melphalan hydrochloride from the circuit, the extraction efficiency, and the general pharmacokinetic advantage of using this system by comparing the pre- and post filtration melphalan hydrochloride concentrations.  These pk analyses will be performed in a duplicate fashion to those completed for the Phase 1 trial in order to compare the efficacy of the filters.  In addition, ongoing monitoring of the

[ *** ] will be performed by NCI.

b.
The manufacturing and testing of current GMP Delcath System devices as well as Device Master Files to support Delcath’s IDE application shall be the responsibility of Delcath.  Delcath shall be responsible for submission of the Device Master File to support IDE applications and all required regulatory approvals for use of the device in humans.  In addition, Delcath shall be responsible for the filing of the IND for the use of melphalan hydrochloride for the Delcath System device.

II.  Complete a  Delcath System-based Phase 3 treatment protocol as a follow-up to Phase 1 studies for patients with metastatic melanoma, and expand this study to a multi-center trial.

a.
The NCI is currently conducting a Phase 3 clinical trial utilizing the Delcath System for the delivery of melphalan as described above.  The Phase 3 study will involve patients with ocular and cutaneous melanoma who have unresectable cancers confined to the liver using the maximum safe tolerated dose of melphalan hydrochloride administered using the Delcath System.  Patients will be randomly assigned to one of two initial treatment arms immediate treatment with melphalan via the Delcath System or treatment with the best alternative available care.  The patients will be treated as specified in an institutionally approved clinical research protocol with up to six (6) series of infusions based upon toxicity and response to treatment. Patients will be followed for response, patterns of failure, and overall survival.  The primary endpoint will be hepatic progression-free survival, and cross-over will be permitted once the primary endpoint is met.  Pharmacokinetic (pk) analyses will be performed by NCI SB and monitoring the  [*** ] will be performed as in I (a) above.   With appropriate NCI Institutional Review Board (IRB) approval and DSMB oversight, this trial will be expanded to a multicenter trial (NCI IRB approval is currently pending for the multicenter trial).  The NCI will maintain the primary database and the statistical analysis for both the intramural and extramural studies will be conducted by NCI.

b.
Delcath shall be responsible for the provision of current GMP devices, as well as all support for the regulatory IDE and IND applications for both the intramural and extramural  studies, as described in I (b) above.

III.  Development of additional protocols utilizing the Delcath System

a.
 Additional chemotherapeutics which are commercially available such as [ *** ] may be selected by mutual agreement of the Parties and by amendment in accordance with section 13.6 of the CRADA for development with the Delcath System by Surgery Branch under a Phase 1 trial.  Prior to these studies, NCI may conduct animal and preclinical studies to examine the utility of the Delcath System in the regional delivery of these chemotherapeutic using an inter-arterial route to measure the effects on normal hepatocytes.  In addition, NCI may conduct a concurrent analysis that will examine the efficacy of the filters in filtering the chemotherapeutic from saline and serum.

b.
Delcath shall be responsible for the provision of current GMP devices for these protocols, as well as all regulatory support for the IDE application as set out in I (b) above.  The Parties will decide by mutual agreement which Party will hold and support the IND applications for these studies.

Description of the Contributions and Responsibilities of the Parties

Surgery Branch, NCI

_	Continue conducting the Phase 2 clinical study of melphalan hydrochloride in patients with primary and metastatic hepatic malignancies using the Delcath System.

_	Continue conducting the Phase 3 clinical study of melphalan hydrochloride in patients with unresectable melanoma metastatic to the liver using the Delcath System

_
Conduct pharmacokinetic analyses of samples obtained during treatment from patients on the Phase 2 and Phase 3 clinical trials to characterize the pharmacokinetic advantage of melphalan hydrochloride delivered to the liver using this system.

_
Coordinate the Phase 3 multicenter clinical study of melphalan hydrochloride in patients with unresectable melanoma metastatic to the liver using the Delcath System.  This clinical trial is pending NCI IRB approval and will be added to this agreement by a written amendment.

_
Provide and perform primary data management and analysis for Phase 1, 2 and 3 melphalan trials and provide Delcath with a complete copy of the NCI-formatted database to support FDA and other regulatory submissions, subject to Article 8.9.

_	Conduct ongoing hematological biocompatibility testing of filters with melphalan; generate reports and provide reports to Delcath.

_	Conduct filter testing in human plasma and whole blood for melphalan extraction; generate analyses and reports; and provide reports to Delcath.

_
May perform preclinical animal and filter testing to provide the basis for supporting a Phase 1 trial for additional chemotherapeutic, to be added by mutual agreement and writen amendment to this CRADA.

_
Conduct Phase 1 and 2 clinical research trials using additional therapeutics as administered by the Delcath System by mutual agreement and written amendment, evaluating the Delcath System as outlined through IRB approved protocols, and maintain complete data of the end points.

Delcath Systems, Inc.

_	Provide sufficient numbers of current GMP Delcath System devices for the conduct of Phase 2 and Phase 3 intramural (and extramural studies, upon IRB approval) clinical research and studies.

_
Submit Device Master Files to support their Investigational Device Exemption (IDE) applications.  Delcath shall hold the IND for the development of melphalan hydrochloride under this research plan.  The parties will decide by mutual agreement which party will hold subsequent INDs for selected studies.  Delcath will provide NCI access to Delcath safety data and review of the Delcath IDE and INDs for FDA submission.

Surgery Branch, NCI and Delcath Systems, Inc.

_	Collaborate in the joint development and evaluation of melphalan hydrochloride as administered by the Delcath System device under the Surgery Branch protocol in Appendix D.

_	Exchange information and expertise to evaluate the advisability of developing additional commercial agents for use with the Delcath System for regional cancer therapy of various organs.

Description of Predecessor CRADA and Other NCI-Delcath Systems, Inc. Agreements and Intellectual Property of the Parties

CRADAs:
CRADA No. 01303 “Cooperative Research and Development Agreement for the Development of the ‘Delcath System’ for the Delivery of Chemotherapeutics in the Treatment of Cancer” was executed on December 14, 2001 between the Surgery Branch, NCI and the Delcath Systems, Inc.  The original goal of the CRADA was the same as this Amendment, namely to develop a novel form of regional cancer therapy by designing clinical protocols utilizing the “Delcath System” to regionally deliver chemotherapeutics to patients with unresectable malignancies confined to an organ or region of the body.   The orignal CRADA, however, began with a Phase 1 trial measuring the effects of escalating dosages of melphalan in patients with unrespectable cancers of the liver.   The original Principal Investigators were H. Richard Alexander, Jr., M.D. of the Surgery Branch, and M.S. Koly of Delcath Systems, Inc.   The original term of the CRADA was five (5) years (12/14/2001 - 12/14/2006).  The CRADA was not renewed prior to the expiration date due to a change in company management and issues relating to IRB approval of the planned extramural Phase 3 trial.

Amendments to CRADA No. 01303:

1)
The CRADA was amended October 10, 2002 to delete the requirement for Delcath to hire a Nurse Practitioner for clinical activities under the CRADA, and instead to provide an additional $75,000 per year to support a Data Manager.  This resulted in a total CRADA support level of $195,000 per year.

2)
The CRADA was amended March 28, 2006 to add Steven A. Rosenberg, M.D., Ph.D. as NCI Principal Investigator (PI) and to remove H. Richard Alexander, Jr., M.D. as NCI PI (Dr. Alexander resigned his position at NCI in January 2006).  In addition, two clinical protocols were added to the CRADA, NCI #04-C-273 and NCI # 06-C-0088 as outlined in “Progress Report” above.

Other NCI CRADAs: None

MTAs: None

CTAs: None

PATENTS/PATENT APPLICATIONS:

Delcath Systems, Inc.

1) U.S. Issued Patent No. 5,069,662 entitled “Cancer Treatment.”  Inventor: William L. Bodden  (Assignee: Delcath Systems, Inc.).

1) U.S. Issued Patent No. 5,411,479 entitled “Cancer Treatment and Catheter for Use in Treatment.”  Inventor: William L. Bodden  (Assignee: Delcath Systems, Inc.).

3) U.S. Issued Patent No. 5,817,046 entitled “Apparatus and Method for Isolated Pelvic Perfusion.”  Inventor: Morton G. Glickman  (Assignee: Delcath Systems, Inc.).

4) U.S. Issued Patent No. 5,893,841 entitled “Balloon Catheter with Occluded Segment Bypass.”  Inventor: Morton Glickman  (Assignee: Delcath Systems, Inc.).
5) U.S. Issued Patent No. 5,897,533 entitled “Catheter Flow and Lateral Movement Controller.”  Inventor:  Morton G. Glickman  (Assignee: Delcath Systems, Inc.).

6) U.S. Issued Patent No. 5,919,163 entitled “Catheter with Slidable Balloon.”
Inventor:  Morton G. Glickman  (Assignee: Delcath Systems, Inc.).

7) U.S. Issued Patent No. 6,186,146 entitled “Cancer Treatment Method.”
Inventor: Morton Glickman  (Assignee: Delcath Systems, Inc.).

8)  U.S. Issued Patent No. 7,022,097 entitled “Method for Treating Glandular Diseases and Malignancies.”
Inventor: Morton G. Glickman  (Assignee: Delcath Systems, Inc.).

NCI

None

Abstract of the Research Plan of the CRADA for Public Release

The principal goal of this CRADA is to develop a novel form of regional cancer therapy by designing clinical protocols utilizing the “Delcath System” to deliver chemotherapeutics to organs for patients with unresectable malignancies.  The “Delcath System” is a delivery device in which a therapeutic agent is infused into the artery of a target organ and then organ venous blood is collected and the compound filtered to eliminate unnecessary systemic exposure and toxicity.

APPENDIX B
FINANCIAL AND STAFFING CONTRIBUTIONS OF THE PARTIES

For NCI

The Surgery Branch will commit the efforts of 1.0 full-time equivalent staff per year, as well as office support staff.  In addition, Surgery Branch will provide materials to the various clinical projects using CRADA funds as supplied by the Delcath Systems, Inc. (“Delcath”), and as specified below under this CRADA.

For Delcath Systems, Inc.

Delcath will commit the efforts of 4.0 full-time equivalent personnel per year as necessary to the various research and product development projects.  The level of commitment to the various phases of the CRADA research plan will be established and agreed to by Delcath and NCI.

Upon mutual consent of NCI and Delcath, additional Delcath employees may also work at the Surgery Branch to conduct CRADA related activities under an appropriate NCI Guest Researcher or Special Volunteer Agreement as set out in paragraph 13.9 of the CRADA.  Personnel paid with CRADA funds will dedicate the majority of their time to work under the Research Plan; however, both parties acknowledge that personnel paid with CRADA funds are free to participate in other projects and interactions typically found within the laboratory.

The key personnel who will be participating in this CRADA for Delcath as part of the product development and administrative teams are:

Richard Taney, Chief Executive Officer
Seymour Fein, M.D., Medical Monitor

In addition to the above "in kind" provisions, Delcath will contribute $1,000,000 per year, for a period of five (5) years for clinical support. These funds shall be payable in quarterly amounts of $250,000 with the first payment due within 30 days of the CRADA Amendment effective date. These funds will be used for material support of the CRADA (including equipment, supplies, travel, and other related CRADA support), as well as for support of existing or new scientific or clinical staff to be hired by NCI who are to perform work under this CRADA.  No CRADA funds will be used to support the salaries of full-time tenured federal employees.

Checks should be made payable to the “National Cancer Institute” and sent to:

CRADA Funds Coordinator
Technology Development and Commercialization Branch, NCI
6120 Executive Blvd, Suite 450
Rockville, MD 20852

The check must clearly reference the NCI CRADA Number and Title: CRADA No. 1303, “Cooperative Research and Development Agreement for the Development of the "Delcath System" for the Deliver of Chemotherapeutics in the Treatment of Cancer.”  Subsequent payments shall be due at the beginning of each quarter, allowing for a thirty (30) day grace period for payment.

Delcath will also consider NCI requests for additional support, including travel in excess of one (1) round trip visit to Delcath per year, the latter to be funded from the $1,000,000 CRADA yearly funding, as well as additional expenses, on a case-by-case basis.  Prior to the start of intramural and extramural clinical trials added by amendment to develop the “Delcath System”, Delcath will negotiate in good faith NCI’s request for additional funding to support activities required for these clinical trials, including IND filings, the services of additional clinical support staff (including a perfusionist and/or data manager),  pharmacokinetic/pharmacodynamic studies, and the training of extramural principal investigators in surgical procedures relating to the use of the Delcath System.   However, any additional funds to this CRADA will only be provided following an amendment to the CRADA.

NCI will provide no funding to Delcath for collaborative research and development pursuant to this CRADA, inasmuch as financial contributions by the U.S. government to non-Federal parties under a CRADA is prohibited under the Federal Technology Transfer Act of 1986 (15 U.S.C.§ 3710a(d)(1)).

Materials

Delcath will provide the “Delcath System” for use in intramural clinical trials (and extramural trials, upon IRB approval and amendment to this CRADA)  by the Surgery Branch, NCI (see Appendix A, “Description of the Contributions and Responsibilities of the Parties, Delcath Systems, Inc.” for a detailed description).

Surgery Branch, NCI will provide the study drug melphalan hydrochloride, in addition to material support for conducting clinical trials (see Appendix A, “Description of Contributions and Responsibilities of the Parties, Surgery Branch, NCI” for a detailed description).

Confidential
APPENDIX C

EXCEPTIONS OR MODIFICATIONS TO THE STANDARD CRADA
AND
STANDARD MODIFICATIONS FOR INTRAMURAL CLINICAL TRIAL CRADAS
(orignal modifications are indicated by single underline and single strike-out; amendment  modifications are indicated by double underline and double strike-out)

Amend Article 1 to read as follows:

Article 1.    Introduction

This Cooperative Research and Development Agreement (CRADA) between PHS and the Collaborator will be effective when signed by all Parties.  The research and development activities which will be undertaken by each of the Parties in the course of this CRADA are detailed in the Research Plan (RP) which is attached as Appendix A.  The funding and staffing commitments of the Parties are set forth in Appendix B.  Any exceptions or changes to the CRADA are set forth in Appendix C. The clinical protocol referenced in Article 2.18 is attached as Appendix D. This CRADA is made under the authority of the Federal Technology Transfer Act, 15 U.S.C. § 3710a and is governed by its terms.

Amend Article 2.11 to read as follows:

2.11	“Subject Data” means all recorded information first produced in the performance of this CRADA by the Parties. “Subject Data” shall specifically exclude “Identifiable Private Information.”

Add the following new sections to the Article 2. Definitions:

2.12	“Adverse Drug Experience” means an adverse clinical experience as defined under 21 C.F.R. § 310.305 or § 312.32 as applicable.

2.13
“Annual Report” means the brief report of the progress of an IND associated investigation which the IND sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect (pursuant to 21 C.F.R. § 312.33).  “Annual Report” also means the report of the progress of an IDE associated investigation which the IDE sponsor is required to submit to the FDA at least yearly (pursuant to 21 C.F.R. § 812.150).

2.14	“FDA” means the U.S. Food and Drug Administration.

2.15	“IDE” means an Investigational Device Exemption application submitted to the FDA in order to receive approval for an investigational device to be used in an experimental clinical trial.

2.16
“Identifiable Private Information” means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or indirectly through codes.

2.~~15~~17 “IND” means an Investigational New Drug Application submitted to the FDA to receive approval to conduct experimental clinical trials.

2.~~16~~18 “Protocol” means the Protocols, including the Standard Operating Procedure(SOP) numbered:
01-C-0215A, entitled “A Phase I Study of Hepatic Arterial Infusion of Escalating Dose Melphalan with Venous Filtration for Unresectable Cancers of the Liver”;
04-C-0273 entitled "A Phase II Study of Hepatic Arterial Infusion of Melphalan With Venous Filtration Via Peripheral Hepatic Perfusion (PHP) for Unresectable Primary and Metastatic Cancers of the Liver”; and
06-C-0088 entitled "A Random-Assignment Study of Hepatic Arterial Infusion of Melphalan with Venous Filtration via Peripheral Hepatic Perfusion (PHP) (Delcath System) Versus Best Alternative Care for Ocular and Cutaneous Melanoma Metastatic to the Liver"

 ~~which is attached hereto as Appendix D and is made a part of this Agreement.~~

~~2.17~~	~~“Steering Committee” means the joint PHS/Collaborator research and~~	~~development team whose composition and responsibilities with regard to the clinical experiments performed under this CRADA are detailed in the Protocol attached hereto as Appendix D.~~

2.~~18~~19  “Study” means the work performed by the Principal Investigators in connection with the Protocol.

2.20
“Study Device” means the Delcath System, a double balloon catheter device designed to isolate organs, including the liver, from the general circulatory system during liver cancer treatments with chemotherapy and which returns blood exiting the liver to the general circulatory system only after the chemotherapeutic has been substantially removed by filtration.

2.~~19~~21  “Study Drug” means melphalan hydrochloride in a finished dosage form, ~~for example, tablet, capsule,~~ namely, a solution~~, etc.,~~ that contains melphalan hydrochloride as the active agent generally, but not necessarily, in association with inactive ingredients.  ~~The term also includes a finished dosage form that does not contain an agent but is intended to be used as a placebo, as stated in the definition of “Drug product” at 21 C.F.R. 210.3(a)(4)~~. Additional Study Drugs may be added by mutual agreement of the parties and by amendment in accordance with section 13.6 of this CRADA.

Add a new Article 3.3 as follows:

3.3
Protocol Modification.  The Study shall be done in strict accordance with the Protocol and no changes in the finalized Protocol will be made unless mutually agreed upon in writing by both Parties.  In the event that the appropriate Institutional Review Board (IRB) requires changes in the Protocol or the Informed Consent Form, both Parties agree to modify the Protocol and/or Informed Consent Form as appropriate.  Clinical protocols for each study within the scope of the CRADA Research Plan will be developed by the PHS CRADA PI.  Each clinical protocol will describe in detail the research to be conducted intramurally or extramurally.  Each clinical protocol developed by PHS CRADA PI will be forwarded to Collaborator for review and comment approximately four (4) weeks before it is reviewed by the IRB.  Comments from Collaborator received by the NCI PI before the IRB meeting will be discussed by the IRB, will be given due consideration, and will be incorporated into the protocol, absent good cause.  Comments from either Collaborator or the NCI PI  that are agreed upon in the IRB meeting will be formatted as a consensus review before the protocol will be given final approval and submitted to the FDA.  A copy of the final approved protocol will be forwarded to Collaborator at the same time as it is submitted to the FDA.

Add a new Article 3.4 as follows:

3.4
Investigational New Drug Application and Investigational Device Exemption.  The Parties expect that either PHS or Collaborator will submit an IND which may cross-reference an IND, Drug Master File, or New Drug Application held by the other.  The Parties will decide by mutual agreement which Party shall hold the IND for a selected Study.  In the event PHS elects to file its own IND, the Collaborator agrees to provide PHS background data and information and agrees to execute such documents as may be reasonably required to effect such cross-reference.  The Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information or data contained in the Collaborator’s IND, Drug Master File, New Drug Application, or other information and data provided to PHS by the Collaborator pursuant to this Article 3.4.  Nothing herein shall require the Collaborator to undertake additional studies of any kind or to prepare and submit any additional data to the FDA which are not already included in the Collaborator’s IND, Drug Master File, or New Drug Applications.  In the event that Collaborator supplies CONFIDENTIAL information directly to PHS in support of a PHS IND, such information will be protected in accordance with the corresponding Confidentiality provisions of Article 8 of this Agreement.   The Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA from which all data is proprietary to the Collaborator for purposes of this CRADA.

Collaborator shall submit the IDE for all studies under this agreement.  The Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information or data contained in the Collaborator’s IDE, Device Master File, Pre-Market Approval, or other information and data provided to PHS by the Collaborator pursuant to this Article 3.4.  Nothing herein shall require the Collaborator to undertake additional studies of any kind or to prepare and submit any additional data to the FDA which are not already included in the Collaborator’s IDE, Device Master File, or Pre-Market Approval application. The Collaborator may sponsor its own clinical trials and hold its own IDE for studies performed outside the scope of this CRADA from which all data is proprietary to the Collaborator for purposes of this CRADA.

Add a new Article 3.5 as follows:

3.5
Device and Drug Information and Supply.  Collaborator agrees to provide PHS without charge ~~clinical-grade~~ current GMP Study ~~Drug~~ Device in sufficient quantity to complete the preclinical studies and clinical trial Protocol(s) sponsored by PHS.  ~~Furthermore, Collaborator agrees to provide without charge Study Drug, placebo or unformulated analytical grade Study Drug or metabolites, if available, to PHS for the development of mutually agreed upon analytical assays or ancillary correlative studies conducted in conjunction with PHS-sponsored protocols.~~  Collaborator will provide ~~Certificates of Analysis~~ Study Device specifications to PHS for each lot of finished ~~product~~ Study Device provided.

The Parties will decide by mutual agreement which Party shall provide the Study Drug for a selected study.  If Study Drug is supplied by Collaborator, the following terms will apply: Collaborator agrees to provide PHS without charge clinical-grade Study Drug in sufficient quantity to complete the preclinical studies and clinical trial Protocol(s) sponsored by PHS.  Furthermore, Collaborator agrees to provide without charge Study Drug, ~~placebo or unformulated analytical grade Study Drug or metabolites, if available~~, to PHS for the development of mutually agreed upon analytical assays or ancillary correlative studies conducted in conjunction with PHS-sponsored protocols.  Collaborator will provide Certificates of Analysis to PHS for each lot of finished Study Drug product provided.
For inquiries related to Study Drug and Study Device, the contact person for PHS will be H. Richard Alexander, M.D. Steven A. Rosenberg, M.D., Ph.D. as the NCI PI (Telephone Number 301-496-2195) and the Collaborator contact will be James Bartley, Director of Operations Richard L. Taney, Chief Executive Officer (Telephone Number 203-323-8668).

Add a new Article 3.6 as follows:

3.6
Device and Drug Delivery and Usage.  Collaborator shall ship Study ~~Drug~~ Device to PHS in appropriately marked containers in accordance with 21 C.F.R. § 812.5.   If Collaborator supplies Study Drug, Collaborator shall ship Study Drug to PHS in appropriately marked containers in accordance with 21 C.F.R. § 312.6. The PIs shall take reasonable steps to ensure that appropriate record keeping and appropriate usage of Study Drug and Study Device ~~is~~ are maintained in accordance with the Protocol and any applicable laws and regulations relating thereto.  Any unused quantity of Study ~~Drug~~ Device (and Study Drug, if supplied by Collaborator) shall be returned to Collaborator by PHS at the conclusion of the Study, or earlier termination subject to Article 10.6 of this Appendix C.

Add a new Article 3.7 as follows:

3.7
Protection of Human Subjects and Appropriate Care of Laboratory Animals. All human clinical trials performed under this CRADA shall conform to the appropriate federal laws, including, but not limited to all applicable FDA regulations and DHHS regulations relating to the protection of human subjects (see  45 C.F.R. Part 46).  PHS and Collaborator also agree to comply with all applicable federal statutes and Public Health Service policies relating to the use and care of laboratory animals (see 7 U.S.C. 2131 et. seq.)  Additional information is available from the NIH ~~Office for Protection from Research Risks~~ Office for Human Research Protections (OHRP), Telephone: 301-496-7163.

Add a new Article 3.8 as follows:

3.8
Monitoring.  H. Richard Alexander, M.D., Richard L. Taney as Collaborator PI shall be responsible for clinical site monitoring and the quality assurance of all data.  Monitoring shall be done in compliance with FDA Good Clinical Practices Guidelines.

Add the following to the end of Article 4.1 Interim Reports as follows:

~~Steering Committee reports or c~~ Copies of Annual Reports updating the progress of the CRADA research shall satisfy the reporting requirements under this Article 4.1.  In addition, copies of the Annual Reports and other pertinent IND data (including, but not limited to, clinical brochure data, and formulation and preclinical data, including toxicology findings) and IDE data (including a report of prior investigations containing clinical, animal and laboratory testing of the device) shall be exchanged by the Parties as they become available.

Add a new Article 4.3 as follows:

4.3
Adverse Drug Experience and Unanticipated Adverse Device Effect Reporting.    In accordance with FDA requirements, the Party(ies) which hold(s) the IDE and/or IND shall establish and maintain records and make reports to the FDA as required by 21 C.F.R. 310.305 and 21 C.F.R. § 312.32 for the IND and 21 C.F.R. § 812.140 and § 812.150 for the IDE, as applicable.  In the conduct of research under this CRADA, the Parties also agree to adhere to specific NIH and NCI guidelines and policies for reporting ~~Adverse Drug Reporting~~ adverse events as specified in ~~“~~A Phase I Study of Hepatic Arterial Infusion of Escalating Dose Melphalan with Venous Filtration for Unresectable Cancers of the Liver~~.”~~ the Protocols. The Party which holds the IND and/or IDE agrees to provide the other Party copies of all Adverse Drug Experience and Unanticipated Adverse Device Effect reports concurrently with their submission to the FDA, including copies of any warning letters or other information affecting the safety and/or well-being of human subjects in research conducted under this CRADA.

Add a new Article 4.4 as follows:

4.4
Annual Reports.   The IND and the IDE holder(s) shall provide the other Party a copy of the Annual Report thirty (30) days prior to submission of the Annual Report to the FDA.  The reviewing Party will then have fourteen (14) days to review the Annual Report and to provide comments to the IND and the IDE holder(s).

Amend Article 6.1 to read as follows:

6.1
Reporting.  The Parties shall promptly report to each other in writing each Subject Invention and any patent applications filed thereon resulting from the research conducted under this CRADA that is reported to them by their respective employees.  Each Party shall report all Subject Inventions to the other Party in sufficient detail to determine  inventorship.  Such reports on Subject Inventions shall be treated as Proprietary/Confidential Information in accordance with Article 8.4.

Amend Article 6.2 to read as follows:

6.2
Filing of Patent Applications. Each party shall be responsible for filing patent or other IP applications on Subject Inventions in a timely manner and at its own expense and after consultation with the other Party.  ~~The Parties will consult and mutually determine a filing strategy for jointly-owned subject inventions.~~   For joint inventions, each Subject Invention made jointly by PHS and Collaborator employees shall be jointly owned by PHS and the Collaborator.  The Collaborator may elect to file the joint patent or other IP application(s) thereon and shall notify PHS promptly upon making this election.  If the Collaborator decides to file such applications, it shall do so in a timely manner, at its own expense, and in the name of both Parties.  If the Collaborator does not elect to file such application(s), PHS on behalf of the U.S. Government shall have the right to file the joint application(s) in a timely manner, at its own expense, and in the name of both Parties.  If either Party decides not to retain its IP rights to a jointly owned Subject Invention, it shall offer to assign such rights to the other Party.  If the other Party declines such assignment, the offering Party may release its IP rights as it may determine.

Amend Article 6.3 to read as follows:

6.3
Patent Expenses.  The expenses attendant to the filing of patent or other IP applications on Subject Inventions generally shall be paid by the Party filing such application.  If an exclusive license to any Subject Invention is granted to the Collaborator, the Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing,  prosecution and maintenance of any applications claiming such exclusively-licensed inventions and any patents or other IP grants that may issue on such applications.  The Collaborator may waive its exclusive license rights on any Subject Invention  application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that Subject Invention application, patent or IP grant.

Amend Article 6.4 to read as follows:

6.4
Prosecution of Intellectual Property Applications.  Within one month of receipt or filing of a patent application on a Subject Invention(s), each Party shall provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications.  Each Party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files for Subject Invention(s) by the applicable patent or other IP office.  Where licensing is contemplated by Collaborator, the Parties agree to consult with each other with respect to the prosecution of applications for PHS Subject Inventions and joint Subject Inventions.  ~~If the Parties agree that Collaborator shall file and prosecute IP applications on joint Subject Inventions, then Collaborator agrees to grant PHS an associate power of attorney (or its equivalent) on such IP applications.~~  If the Parties agree that Collaborator shall file and prosecute IP applications on PHS and joint Subject Inventions, then Collaborator agrees to all Customer Number Practice and/or granting of  power(s) of attorney (or its equivalent) necessary to assure PHS access to its United States, International, and Foreign intellectual property rights on said applications.

Amend Article 7.2 to read as follows:

7.2
Exercise of License Option.  The option of Article 7.1 must be exercised by written notice mailed within ~~three (3)~~ six (6) months after either (I) Collaborator receives written notice from PHS that the patent or other IP application has been filed; or (ii) the date Collaborator files such IP application.  Exercise of this option by the Collaborator initiates a negotiation period that expires ~~nine (9)~~ three (3) months after the exercise of the option.  If the last proposal by the Collaborator has not been responded to in writing by PHS within this ~~nine (9)~~ three (3) month period, the negotiation period shall be extended to expire one (1) month after PHS so responds, during which month the Collaborator may accept in writing the final license proposal of PHS.  In the absence of such acceptance, or an extension of the time limits by PHS, PHS will be free to license such IP rights to others.  ~~In the event that the Collaborator elects the option for an exclusive license, but no such license is executed during the negotiation period, PHS agrees not to make an offer for an exclusive license on more favorable terms to a third party for a period of six (6) months without first offering Collaborator those more favorable terms~~. These times may be extended at the sole discretion of PHS upon good cause shown in writing by the Collaborator.

Amend Article 7.4 to read as follows:

7.4
License in Collaborator Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(2), for inventions made solely by Collaborator employees under this CRADA, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.  In accordance with Article 8.5, in the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C 552(b)(4).

Amend Article 8.3 to read as follows:

8.3
Dissemination of Subject Data and Research Materials.  To the extent permitted by law, the Collaborator and PHS agree to use reasonable efforts to keep Subject Data and Research Materials confidential until published or until corresponding patent applications are filed.  Any information that would identify human subjects of research or patients will always be maintained confidentially.  To the extent permitted by law, the Collaborator shall have the exclusive right to use any and all CRADA Subject Data in and for any regulatory filing by or on behalf of Collaborator, except that PHS shall have the exclusive right to use Subject Data for that purpose, and authorize others to do so, if the CRADA is terminated ~~or~~ and if Collaborator abandons its commercialization efforts.  Collaborator acknowledges the basic research mission of the PHS, and agrees that after publication, PHS may make unpatented research materials arising out of this CRADA available to third parties for further research.

Amend Article 8.4 to read as follows:

8.4
Proprietary/Confidential Information.  Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information.  Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party.  Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan.  Any Party may object to the designation of information as Proprietary/Confidential Information by another Party.  Although certain research materials provided under this Agreement are CONFIDENTIAL and will be so stamped, Collaborator recognizes that the NIH PI may need to disclose certain information concerning CONFIDENTIAL materials to patients (or to physicians or scientists where such disclosure is made in order to directly facilitate the ongoing treatment of a patient, or the development of a treatment for a patient).  Collaborator hereby authorizes such limited disclosures and the NIH PI agrees to promptly acknowledge to Collaborator the making of any such disclosure.  Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP.  The exchange of other confidential information, e.g.,  ~~patient-identifying data~~, Identifiable Private Information, ~~should be similarly limited and treated~~ shall be subject to the terms of Article 8.9.  Jointly developed Subject Data and Research Material derived from the Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

Amend Article 8.5 to read as follows:

8.5
Protection of Proprietary/Confidential Information.  Subject to the provisions in 8.4, Proprietary/Confidential Information shall not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning Party except as required under court order or the Freedom of Information Act (5 U.S.C. § 552).  Each Party agrees to use its best efforts to maintain the confidentiality of Proprietary/Confidential Information.  Each Party agrees that the other Party is not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, the other Party in possession of the Proprietary/Confidential Information determines may not be lawfully withheld, provided the concerned Party has been given an opportunity to seek a court order to enjoin disclosure.

Amend Article 8.6 to read as follows:

8.6
Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Proprietary/Confidential Information as described in Section 8.4 and 8.5 shall expire at the earlier of the date when the information is no longer Proprietary Information as defined in Article 2.7 or three (3) years after the expiration or termination date of this CRADA.  The Collaborator may request a~~n~~ two (2) year extension to this term in writing when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

Add a new Article 8.8 as follows:

8.8
Multi-Party Data and Intellectual Property Rights.  For clinical protocol(s) where ~~Agent~~ Study Device is used in combination with another investigational compound(s)  which is (are) proprietary to an entity(ies) not a Party to this CRADA [hereinafter referred to as Second Party], the access and use of data derived from such combination studies, [hereinafter referred to as Multi-Party Data], by the Collaborator and  Second Party shall be co-exclusive as follows:

a.
In situations where ~~Agent~~ Study Device is to be used in combination with another proprietary investigational compound, PHS will provide all Parties with notice regarding the existence and nature of any agreements governing their use of ~~Agent~~ Study Device including, the design of the proposed combination protocol(s) and the existence of any obligations that might restrict PHS’s participation in the proposed combination protocols.

b.
Collaborator agrees to permit use of the Multi-Party Data from these trials by the Second Party to the extent necessary to allow said Second Party to develop, obtain regulatory approval or commercialize its own proprietary investigational compound.  However, this provision will not apply unless said Second Party also agrees to Collaborator’s reciprocal use of Multi-Party Data.

c.
Collaborator and Second Party must agree in writing prior to the commencement of the combination trials that each will use the Multi-Party Data solely for development, regulatory approval, and commercialization of its own proprietary investigational compound(s) or Study Device.

Add a new Article 8.9 as follows:

8.9.
Access, Review and Receipt of Identifiable Private Information.  Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only if necessary for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes directly related to obtaining regulatory approval of Agent. Collaborator is prohibited from access, review, receipt, or use of such information for other purposes.  All IRB approved protocols and informed consent documents related to this research project will clearly describe this practice.  If the Collaborator will have access to Identifiable Private Information, the protocol and the informed consent must clearly state (i) the existence of the Collaborator; (ii) the Collaborator’s access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality will be maintained. For clinical protocol(s) involving a third party, the other party’s access, review, receipt, or use of Identifiable Private Information shall be subject to the same limitations as described in this Article 8.9.

Amend Article 10.2 to read as follows:

10.2
Unilateral Termination.  Either PHS or the Collaborator may unilaterally terminate this entire CRADA at any time by giving written notice at least thirty (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 10.1, except that PHS may, at its option, retain funds transferred to PHS prior to unilateral termination by  Collaborator for use in completing the Research Plan solely ~~or with another partner.~~ Any Research Materials within Collaborator’s possession which are a product of the Study must be transferred immediately to PHS before the desired termination date of the CRADA.

Amend Article 10.3 to read as follows:

10.3
Staffing.  If this CRADA is mutually or unilaterally terminated prior to its expiration, funds already received will nevertheless remain available to PHS for continuing any staffing commitment made by the Collaborator pursuant to Article 5.1 above and Appendix B, if applicable, for a period of six months after such termination.  If there are insufficient funds to cover this expense, the Collaborator agrees to pay ~~the difference~~ sufficient funds to cover this initial six month period following termination.

Add a new Article 10.6 as follows:

10.6	Research License and Alternative Sources of Supply In the Event Collaborator Terminates Development of ~~Agent~~ Study Device (and Study Drug, if Supplied by Collaborator)

a.  In the event Collaborator elects to terminate its development of Study ~~Drug~~ Device (and Study Drug, if supplied by Collaborator) without the transfer of its development efforts and obligations under this agreement to another party within ninety (90) days of discontinuation, and PHS wants to continue its development of Study ~~Drug~~ Device by completing the clinical studies which are then approved and/or ongoing, then Collaborator will for a period of no more than two (2) years:

(i)
provide PHS with Study ~~Drug~~ Device (and Study Drug, if supplied by Collaborator) ~~and/or matching placebo~~ from Collaborator inventory sufficient to complete the Study in the manner described in the Protocol.  Or,

(ii)
arrange, at Collaborator’s expense, for an independent contractor to manufacture and/or provide PHS Study ~~Drug~~ Device (and Study Drug, if supplied by Collaborator) ~~and/or matching placebo~~ sufficient to complete the Study in the manner described in the Protocol.

b.
In the event that Collaborator is unable to meet the obligations imposed by (i) or (ii) above, at the discretion of PHS, Collaborator shall provide PHS all information necessary to allow PHS to contract and manufacture said Study ~~Drug~~ Device ~~and/ or matching placebo~~ independent of Collaborator for use in preclinical studies and clinical trials.  Such obligation shall last until either a date on which an alternate source of equivalent materials, acceptable to PHS, can be obtained by PHS, or two years after the date of notification by Collaborator to PHS that Collaborator elects to terminate its development of Study ~~Drug~~ Device, whichever comes first.

c.
Collaborator hereby grants to PHS a nonexclusive, nontransferable,irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention which Collaborator may have or obtain on Study ~~Drug~~ Device, its manufacture, or on the process for use of Study ~~Drug~~ Device, throughout the world, for medical research purposes, but this license shall become effective only if and when Collaborator  terminates its development of Study ~~Drug~~ Device without the transfer of its development efforts to another party within ninety (90) days of termination, and PHS elects to continue the development of Study ~~Drug~~ Device.

Replace the text under Article 12.3 Indemnification with the following:

No indemnification for any loss, claim, damage, or liability is intended or provided by any party under this agreement.  Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of said party’s activities under this agreement, except that PHS, as an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act (28 U.S.C. Ch. 171).

Amend Article 13.1 to read as follows:

13.1
Governing Law.  The construction, validity, performance and effect of this CRADA shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia.  Federal law and regulations will preempt any conflicting or inconsistent provisions in this CRADA.  NCI and Collaborator, if Collaborator is sponsoring trials at the NIH under this CRADA, shall comply with all Department of Health and Human Services regulations relating to Human Subject use, and all Public Health Service policies relating to the use and care of laboratory animals.

Amend Article 13.2 to read as follows:

13.2
Entire Agreement.  This CRADA together with the Appendices constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

Amend Article 13.10 to read as follows:

13.10
Use of Name or Endorsements.  By entering into this CRADA, PHS does not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this CRADA or to any patent or other IP license or agreement which implements this CRADA by its successors, assignees, or licensees.  The Collaborator shall not in any way state or imply that this CRADA is an endorsement of any such product or service by the U.S. Government or any of its organizational units or employees.  ~~Collaborator issued p~~ Press releases issued by either Party that reference or rely upon the work of PHS under this CRADA shall be made available to ~~PHS~~ the other Party at least 7 days prior to publication for review and comment.

Add a new Article 13.13 as follows:

13.13
FDA Meetings.  All meetings with FDA concerning clinical studies for the development of ~~Agent~~ Study Drug and Study Device within the scope of the CRADA Research Plan will be discussed by Collaborator and NIH in advance and will be held on mutually agreed upon dates.  Collaborator reserves the right to set jointly with NIH the agenda for any such meeting.

Add a new Article 13.14 as follows:

13.14	Conflicts. In the event of a conflict between the Protocol as attached as Appendix D and the Model CRADA as modified by this Appendix C, the terms of the Model CRADA and this Appendix C shall prevail.

Add a new Article 13.15 as follows:

13.15
Statutory Compliance.  PHS and Collaborator agree to conduct the Study in accordance with the applicable portions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., and its implementing regulations and other applicable federal regulations.

Amend Article 14.1 to read as follows:

14.1
Duration.  It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds.  In no case will the term of this CRADA extend beyond the term indicated in the RP unless it is revised in accordance with Article 13.6.  The term of this CRADA is made retroactive to expiration date of the original CRADA of December 14, 2006.

Add the following to Article 14.2 Survivability as follows:

Articles 3.5, 4.3, 8.9, 10.6, and the last sentence of Article 10.2 as provisions that will survive termination of this CRADA.